Exhibit 99.1

Sensata Technologies Inc. to acquire Airpax Holdings Inc.

Acquisition solidifies Sensata’s position as a leading global supplier of sensors and controls

ATTLEBORO, MA – June 14, 2007 – Sensata Technologies, Inc., a leading designer and manufacturer of sensors and controls, today announced that it has reached a definitive agreement with Chicago Growth Partners and Airpax senior management to acquire Airpax Holdings, Inc., a manufacturer of components and systems for power protection, sensing and control applications. The $276 million purchase, which is expected to be completed in July, affirms Sensata’s position as a leading global supplier of sensors and controls across a broad array of markets and applications.

Headquartered in Cambridge, Maryland, with facilities around the world, Airpax is the leading worldwide manufacturer of customized hydraulic magnetic circuit breakers and certain thermostats and temperature sensors, and is a leading manufacturer of DC to AC inverters, electronic monitoring and control systems, and other sensors. Airpax serves original equipment manufacturers (OEMs) in the telecommunications, industrial, recreational vehicle, heating, ventilation and air-conditioning, refrigeration, marine, military, medical, information processing electronic power supply, power generation, over-the-road trucking, construction, agricultural and alternative energy markets.

The acquisition includes about 2,800 employees and sales, engineering and production facilities in Cambridge and Frederick, Maryland; White Bear Lake, Minnesota; Oviedo, Florida; and Brownsville, Texas, in the United States; Matamoros, Mexico; Sakado, Japan; and Shanghai, China.

Sensata Technologies Chief Executive Officer Tom Wroe said, “This transaction gives us leading customer positions in electrical protection for high-growth network power and critical, high-reliability mobile power applications and further secures Sensata’s position as a leading designer and manufacturer of sensing and electrical protection solutions for the residential, industrial, heating, ventilation, air-conditioning, military and mobile markets. The purchase also further expands Sensata’s global footprint and offers opportunities for operational synergies across both organizations.”

Airpax Chief Executive Officer Dennis Karr said, “We are very excited about this opportunity to bring our expertise, experience and resources to another worldwide leader in the controls and sensors arena. Both Airpax and Sensata will benefit from access to an expanded customer base, wider portfolio and the know-how and technical expertise of the combined organization.”

Airpax Corporation was founded in 1947 in Baltimore, Maryland, and was purchased by North American Phillips Corporation in the 1970s. It was purchased by management and Industrial Growth Partners, a private equity firm, in 1999 and by management, Chicago Growth Partners, and Norwest Equity Partners in 2004.

About Sensata Technologies

Sensata Technologies is a designer and manufacturer of sensors and controls for leaders in the global automotive, appliance, aircraft, industrial and HVAC markets. Formerly the Sensors & Controls business of Texas Instruments, Sensata became an independent entity in April 2006 and currently employs 6,500 people at facilities in Brazil, China, Japan, Korea, Malaysia, Mexico, the Netherlands and the United States as well as sales offices around the world. Its revenues for the year ending 2006 were approximately $1.2 billion. For more information, please visit our web site at: www.sensata.com.

About Airpax

Airpax is a privately held company with headquarters in Cambridge, MD and facilities in Frederick, MD; Oviedo, FL; Brownsville, TX; White Bear Lake, MN; Matamoros, Mexico; Shanghai, China; and Sakado, Japan. Airpax Corporation consists of four operating units: Airpax Power Protection Products, Airpax Sensors and Control Systems, Airpax Dimensions; and Nihon Airpax. The Airpax product line includes hydraulic-magnetic and thermal circuit breakers, power inverters, semiconductor fuses, thermostats, temperature and speed sensors and E-Plex, a multiplexed monitoring and control system. For more information about Airpax, visit the company’s website at www.airpax.net.

Safe Harbor Statement

This press release contains forward–looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward–looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. The principal risks and uncertainties include, but are not limited to: changes in general economic conditions; our ability to operate as a stand-alone company, including remediation of identified weaknesses in our internal controls over financial reporting and implementation of our own information technology systems without disruption to our business; increases in labor and material costs and nonperformance by our suppliers; increased competition in the key markets in which we operate; our ability to develop and protect intellectual property and know-how; interest rate and foreign currency changes and various other risks associated with our non-U.S. operations; the threat of material costs associated with product liability, warranty and recall claims; our ability to integrate acquired businesses, including our ability to realize synergies related to our integration of acquisitions; changes in tax laws in the jurisdictions where we operate; and the risk that the interests of our sponsors may conflict with those of the holders of our notes. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak to results only as of the date the statements were made; and we undertake no obligation to publicly update or revise any forward-looking statements, whether to reflect any future events or circumstances or otherwise. For a discussion of potential risks and uncertainties, please refer to the risk factors listed in our SEC filings. Copies of our filings are available from our Investor Relations Department or from the SEC website, www.sec.gov.

Media Contact:

Linda Megathlin

508-236-1761

lmegathlin@sensata.com